Exhibit 15
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated July 26, 2012 on our review of interim financial information of Raytheon Company and its subsidiaries (the "Company") for the three-month and six-month periods ended July 1, 2012 and July 3, 2011 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2012 is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-170196; 333-154677; 333-71974; 333-58474; and 333-82529) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; 333-45629; and 333-168415).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 26, 2012